David E.Y Sarna
625 N. Forest Dr.
Teaneck, NJ 07666

June 23, 2006

Mr. Michael Nouri
President and CEO and the Board of Directors
Smart Online Inc.
2530 Meridian Parkway
Second Floor
Durham, North Carolina 27713

Dear Michael:

For reasons I have discussed with you, I hereby resign as a Director of Smart Online, Inc., and from all Committees of the Board on which I may serve, effective immediately.

I wish the Company every continued success.

Very truly yours,

/s/ David E.Y. Sarna

David E.Y. Sarna